                                                                    EXHIBIT 10.1


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                         AGREEMENT OF PURCHASE AND SALE

                                    BETWEEN

                                HMS OFFICE, L.P.

                                   as Seller

                                      AND

                         CARRAMERICA REALTY CORPORATION

                                  as Purchaser

                                 pertaining to

                   UNISYS CENTER I AND II, LOMBARD, ILLINOIS

                            EXECUTED EFFECTIVE AS OF

                                December 9, 1996




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                               TABLE OF CONTENTS


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                                                              ARTICLE I.
                                                             DEFINITIONS

Section 1.1.          Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
Section 1.2.          References  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6

                                                             ARTICLE II.
                                                    AGREEMENT OF PURCHASE AND SALE

Section 2.1.          Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
Section 2.2.          Indivisible Economic Package  . . . . . . . . . . . . . . . . . . . . . . .     7

                                                             ARTICLE III.
                                                            CONSIDERATION

Section 3.1.          Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
Section 3.2.          Method of Payment of Purchase Price   . . . . . . . . . . . . . . . . . . .     7
Section 3.3.          Independent Consideration   . . . . . . . . . . . . . . . . . . . . . . . .     7

                                                             ARTICLE IV.
                                                        EARNEST MONEY DEPOSIT

Section 4.1.          The Deposit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7

                                                              ARTICLE V.
                                                        INSPECTION OF PROPERTY

Section 5.1.          Inspection.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
Section 5.2.          Inspection Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . .     9
Section 5.3.          Sale "As Is"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
Section 5.4.          Purchaser's Release of Seller   . . . . . . . . . . . . . . . . . . . . . .    10

                                                             ARTICLE VI.
                                                       TITLE AND SURVEY MATTERS

Section 6.1.          Title   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
Section 6.2.          Survey  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11





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Section 6.3.          Title Policy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

                                                             ARTICLE VII.
                                              INTERIM OPERATING COVENANTS AND ESTOPPELS

Section 7.1.          Interim Operating Covenants   . . . . . . . . . . . . . . . . . . . . . . .    12
Section 7.2.          Estoppels   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13

                                                            ARTICLE VIII.
                                                    REPRESENTATIONS AND WARRANTIES

Section 8.1.          Seller's Representations and Warranties   . . . . . . . . . . . . . . . . .    15
Section 8.2.          Purchaser's Representations and Warranties  . . . . . . . . . . . . . . . .    17

                                                             ARTICLE IX.
                                                      CONDEMNATION AND CASUALTY

Section 9.1.          Significant Casualty  . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
Section 9.2.          Casualty of Less Than a Significant Portion   . . . . . . . . . . . . . . .    18
Section 9.3.          Condemnation of Property.   . . . . . . . . . . . . . . . . . . . . . . . .    18

                                                              ARTICLE X.
                                                               CLOSING

Section 10.1.         Conditions to the Parties' Obligations to Close.  . . . . . . . . . . . . .    19
Section 10.2.         Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
Section 10.3.         Purchaser's Closing Obligations   . . . . . . . . . . . . . . . . . . . . .    20
Section 10.4.         Seller's Closing Obligations  . . . . . . . . . . . . . . . . . . . . . . .    20
Section 10.5.         Prorations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
Section 10.6.         Leasing Commissions and Tenant Improvements   . . . . . . . . . . . . . . .    24
Section 10.7.         Delivery of Real Property   . . . . . . . . . . . . . . . . . . . . . . . .    25
Section 10.8.         Costs of Escrow Agent and Closing Costs   . . . . . . . . . . . . . . . . .    25

                                                             ARTICLE XI.
                                                              BROKERAGE

Section 11.1.         Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25

                                                             ARTICLE XII.
                                                           CONFIDENTIALITY

Section 12.1.         Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
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                                                            ARTICLE XIII.
                                                               REMEDIES

Section 13.1.         Default by Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
Section 13.2.         Default by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

                                                             ARTICLE XIV.
                                                               NOTICES

Section 14.1.         Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

                                                             ARTICLE XV.
                                                    ASSIGNMENT AND BINDING EFFECT

Section 15.1.         Assignment; Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . .    29

                                                             ARTICLE XVI.
                                              DISCLAIMER, WAIVER AND LIMITED SURVIVAL OF
                                              REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 16.1.         Disclaimer and Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . .    29
Section 16.2.         Survival of Representations, Warranties and
                          Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30

                                                            ARTICLE XVII.
                                                            MISCELLANEOUS

Section 17.1.         Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
Section 17.2.         Recovery of Certain Fees  . . . . . . . . . . . . . . . . . . . . . . . . .    30
Section 17.3.         Time of Essence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
Section 17.4.         Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
Section 17.5.         Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
Section 17.6.         Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
Section 17.7.         Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
Section 17.8.         Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
Section 17.9.         No Recording  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
Section 17.10.        Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
Section 17.11.        Information and Audit Cooperation.  . . . . . . . . . . . . . . . . . . . .    32
Section 17.12.        Tort Claims.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
Section 17.13.        Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
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
                         LIST OF EXHIBITS AND SCHEDULES
                INTENTIONALLY OMITTED FROM EDGAR FILED DOCUMENT

Exhibit A        Legal Description
Exhibit B        List of Service Contracts
Exhibit C        List of Tenants
Exhibit D        Form of Special Warranty Deed
Exhibit E        Form of Blanket Conveyance, Bill of Sale, Assignment and
                   Assumption
Exhibit F        Form of Tenant Estoppel
Exhibit G        Certificate as to Foreign Status
Exhibit H        Permitted Exceptions
Exhibit I        Earnest Money Escrow Agreement
Exhibit J        Purchaser's Leasing Commissions and Tenant Improvement
                   Obligations
Exhibit K        Litigation
Exhibit L        Form of Audit Letter
Exhibit M        Form of Tenant Notice Letter
Exhibit N        List of Warranties and Guaranties
Exhibit O        List of Licenses and Permits
Exhibit P        Form of Press Release
Exhibit Q        Draft PNC Lease

                         AGREEMENT OF PURCHASE AND SALE

         THIS AGREEMENT OF PURCHASE AND SALE (this "Agreement") is entered into and effective for all purposes as of the 9th day of December, 1996, by and between HMS OFFICE, L.P., a Delaware limited partnership (hereinafter referred to as the "Seller"), and CARRAMERICA REALTY CORPORATION, a Maryland corporation (hereinafter referred to as the "Purchaser").

         In consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

                                  DEFINITIONS

                 DEFINITIONS. For purposes of this Agreement, the following capitalized terms used herein shall have the meanings ascribed to such terms in this Section 1.1:

         AFFILIATE. The term "Affiliate" shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Purchaser or Seller, as the case may be. For the purposes of this definition, "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" shall have the meanings correlative to the foregoing.

         ASSIGNMENT AND ASSUMPTION. The term "Assignment and Assumption" shall have the meaning ascribed to such term in Section 10.3(e).

         AUTHORITIES. The term "Authorities" shall mean the various governmental and quasi-governmental bodies or agencies having jurisdiction over Seller, the Real Property, the Improvements, or any portion thereof.

         BLANKET CONVEYANCE. The term "Blanket Conveyance" shall have the meaning ascribed to such term in Section 10.3(b).

         BUSINESS DAY. The term "Business Day" shall mean any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close.

         CERTIFICATE AS TO FOREIGN STATUS. The term "Certificate as to Foreign Status" shall have the meaning ascribed to such term in Section 10.4(i).

         CLOSING. The term "Closing" shall mean the consummation of the purchase and sale of the Property contemplated by this Agreement.





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
         CLOSING DATE. The term "Closing Date" shall mean the date on which the Closing occurs, which shall be December 18, 1996 or such earlier or later date as Purchaser and Seller may mutually agree to in writing.

         CLOSING SURVIVING OBLIGATIONS. The term "Closing Surviving Obligations" shall mean the rights, liabilities and obligations set forth in Sections 5.3, 5.4, 10.4(j), 10.5, 11.1, 12.1, 16.1, 16.2, 17.2, 17.12 and
17.13.

         COMMITMENT. The term "Commitment" shall mean that certain Commitment for Title Insurance issued by Chicago Title Insurance Company dated October 25, 1996 as Order No. 1410 00960824 UL.

         CONFIDENTIALITY AGREEMENT. The term "Confidentiality Agreement" shall mean that certain Confidentiality Agreement dated July 17, 1996 between Seller and Security Capital (U.S.) Investment Research Incorporated as authorized agent for Purchaser.

         DEED. The term "Deed" shall mean a special warranty deed substantially in the form attached hereto as Exhibit "D" and incorporated herein by this reference for all purposes.

         DELINQUENT RENTALS. The term "Delinquent Rentals" shall have the meaning ascribed to such term in Section 10.5(b).

         DOCUMENTS. The term "Documents" shall have meaning ascribed to such term in Section 5.1(a).

         EARNEST MONEY DEPOSIT. The term "Earnest Money Deposit" shall mean the cash sum of One Million and No/100 Dollars (together with interest, if any, thereon) deposited by Purchaser with Escrow Agent pursuant to Section 4.1.

         EARNEST MONEY ESCROW AGREEMENT. The term "Earnest Money Escrow Agreement" shall have the meaning ascribed to such term in Section 4.1.

         EFFECTIVE DATE. The term "Effective Date" shall mean the date set forth in the opening paragraph of this Agreement, provided however that if Purchaser's Board fails to approve the transactions contemplated hereby on December 12, 1996, this Agreement shall become null and void and Purchaser shall be entitled to a return of the Earnest Money Deposit in accordance with the terms of the certain Escrow Agreement of even date herewith.

         ENVIRONMENTAL LAWS. The term "Environmental Laws" shall mean all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any Authorities and in effect as of the date of this Agreement with respect to or which otherwise pertains to or affects the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, Purchaser, and as same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980

(42 U.S.C. Section 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. Section 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Water Pollution Control Act (33 U.S.C.
Section 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. Section 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. Section 7401 note, et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. Section 9601 et seq.), comparable state and local laws, and any and all rules and regulations which have been promulgated under any and all of the aforementioned laws.

         ESCROW AGENT. The term "Escrow Agent" shall mean Chicago Title and Trust Company, 171 North Clark Street, Chicago, Illinois 60601; Attention:
Diane Nelson.

         EXISTING SURVEY. The term "Existing Survey" shall mean the survey of the Real Property dated March 1, 1995, prepared by Allen D. Ludlow, Registered Illinois Land Surveyor No. 35-1954 (the "Surveyor").

         GOVERNMENTAL REGULATIONS. The term "Governmental Regulations" shall mean all laws, ordinances, rules and regulations of the Authorities applicable to Seller or the use or operation of the Real Property or the Improvements or any portion thereof, including but not limited to Environmental Laws.

         GROUND LEASES. The term "Ground Leases" means those leasing agreements under which the leasehold estates described in Exhibit "A" were created, which leasehold estates constitute part of the Real Property hereunder.

         HAZARDOUS SUBSTANCES.  The term "Hazardous Substances" shall mean all
(a) asbestos, radon gas, electromagnetic waves, urea formaldehyde foam insulation and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls of 50 ppm or greater, (b) any solid, liquid, gaseous or thermal contaminant, including smoke vapor, soot, fumes, acids, alkalis, chemicals, waste, petroleum products or byproducts, asbestos, PCBs, phosphates, lead or other heavy metals, chlorine, or radon gas, (c) any solid or liquid wastes (including hazardous wastes), hazardous air pollutants, hazardous substances, hazardous chemical substances and mixtures, toxic substances, pollutants and contaminants, as such terms are defined in any Environmental Law, including, without limitation the National Environmental Policy Act (42 U.S.C. Section 4321 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, the Hazardous Substances Transportation Act, the Toxic Substances Control Act, the Clean Water Act (33 U.S.C. Section 1321 et seq.), the Clean Air Act, the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), as such Laws have been amended and/or supplemented from time to time prior to the date of this Agreement, and any and all rules and regulations promulgated under any of the above, and (D) any other chemical, material or substance, the use or presence of, or exposure to the use or presence of, which is prohibited, or limited or regulated by any Environmental Laws.

         IMPROVEMENTS. The term "Improvements" shall mean all buildings, structures, fixtures, parking areas and improvements located on the Real Property.

         INDEPENDENT CONSIDERATION. The term "Independent Consideration" shall have the meaning ascribed to such term in Section 3.3.

         INTANGIBLE PROPERTY. The term "Intangible Property" shall mean, collectively: (A) the Licenses and Permits; (B) names, trade names and logos used by Seller exclusively in the operation and identification of the Improvements; (C) warranties, guaranties, indemnities, bonds, claims against third parties, and contract rights expressly assumed by Purchaser pursuant hereto, including, without limitation, the warranties and guaranties listed on Exhibit "N" attached hereto and incorporated herein; and (D) other intangible rights, titles, interests, privileges and appurtenances owned by Seller and used exclusively in connection with the ownership, use or operation of the Real Property or the Improvements.

         LICENSES AND PERMITS. The term "Licenses and Permits" shall collectively mean licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by the Authorities in connection with the Real Property and the Improvements together with all renewals and modifications thereof, including, without limitation, the Licenses and Permits listed on Exhibit "O" attached hereto and incorporated herein.

         PERMITTED EXCEPTIONS. The term "Permitted Exceptions" shall mean the title exceptions listed on Exhibit "H" attached hereto and incorporated herein.

         PERSONAL PROPERTY. The term "Personal Property" shall mean all equipment, appliances, tools, supplies, machinery, furnishings and other tangible personal property owned by Seller attached to, appurtenant to, located in or used exclusively in connection with the ownership, maintenance, management, improvement or operation of the Improvements. The term "Personal Property" shall mean and include any and all deposits, bonds or other security deposited or delivered by Seller with or to any Authorities, utilities or other third parties in connection with the operation, ownership, maintenance, management, occupancy or improvement of the Real Property.

         PROPERTY. The term "Property" shall have the meaning ascribed to such term in Section 2.1.

         PURCHASE PRICE. The term "Purchase Price" shall have the meaning ascribed to such term in Section 3.1.

         PURCHASER'S ENDORSEMENTS. The term "Purchaser's Endorsements" shall have the meaning set forth in Section 6.3.

         REAL PROPERTY. The term "Real Property" shall mean those certain parcels of real property (including, without limitation, the leasehold estates under the Ground Leases) located at 333 and 377 East Butterfield Road, Lombard, Illinois, as more particularly described on Exhibit "A" attached hereto and incorporated herein by this reference for all purposes, together with all of Seller's right, title and interest, if any, in and to the rights, benefits, privileges, easements, hereditaments and appurtenances pertaining thereto, including, without limitation, Seller's right, title and interest in and to the adjacent streets, alleys and right-of-ways, and any easement rights, air rights, development rights and water rights.

         RECORDS AND PLANS. The term "Records and Plans" shall mean collectively (A) all books and records, including, without limitation, property operating statements, specifically relating to the Improvements; (B) all structural reviews, architectural drawings and engineering, soils, seismic, geologic and architectural reports, studies and certificates pertaining to the Real Property or the Improvements; and (C) all preliminary, final and proposed plans, specifications and drawings of the Improvements or the Real Property or any portion thereof.

         SERVICE CONTRACTS. The term "Service Contracts" shall mean the elevator service agreements, which will be assigned to Purchaser at Closing together with all renewals, supplements, amendments and modifications thereof, as more particularly described on Exhibit "B" attached hereto and incorporated herein by this reference for all purposes.

         SIGNIFICANT PORTION. The term "Significant Portion" shall mean damage by fire or other casualty to the Real Property or Improvements requiring repair costs in excess of Two Percent (2%) of the Purchase Price in Seller's reasonable determination.

         TENANTS. The term "Tenants" shall mean all persons or entities leasing, renting or occupying space within the Improvements pursuant to the Tenant Leases. Tenants shall not include subtenants, licensees, concessionaires, franchisees or other persons or entities whose occupancy is derived through Tenants.

         TENANT CHARGES. The term "Tenant Charges" shall have the meaning ascribed to such term in Section 10.5(c).

         TENANT DEPOSITS. The term "Tenant Deposits" shall mean all security deposits, paid or deposited by the Tenants to Seller, as landlord, or any other person on Seller's behalf pursuant to the Tenant Leases (together with any interest which has accrued thereon, but only to the extent such interest has accrued for account of the respective Tenants).

         TENANT LEASES. The term "Tenant Leases" shall mean all leases, rental agreements or occupancy agreements with Tenants, and all amendments, modifications and supplements thereto, and all guaranties and/or other security given in connection therewith, together with all renewals and modifications thereof, and any new leases entered into after the Effective Date and approved by Purchaser (if required) pursuant to Section 7.1(e). Tenant Leases shall not include subleases, franchise agreements or similar occupancy agreements entered into by Tenants which, by their nature, are subject to Tenant Leases.

         TERMINATION SURVIVING OBLIGATIONS. The term "Termination Surviving Obligations" shall mean the rights, liabilities and obligations set forth in Sections 5.1(a), 5.2, 11.1, 12.1., 17.2 and 17.13.

         TITLE COMPANY. The term "Title Company" shall have the meaning ascribed to such term in Section 6.1.

         TITLE POLICY. The term "Title Policy" shall have the meaning ascribed to such term in Section 6.1.

         TO SELLER'S KNOWLEDGE. The term "To Seller's Knowledge" shall mean the present actual (as opposed to constructive or imputed) knowledge solely of Tom Danilek, Asset Manager for the Property and Kurt Hartman, Property Manager for the Property, without independent investigation or inquiry whatsoever.

         UPDATED SURVEY. The term "Updated Survey" shall mean the survey of the Real Property dated November 16, 1996, prepared by the Surveyor and certified to Purchaser.

                 REFERENCES. Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules attached hereto. The words "herein," "hereof," "hereinafter" and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.

                         AGREEMENT OF PURCHASE AND SALE

                 AGREEMENT. Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date and subject to the terms and conditions of this Agreement, the following properties and assets (hereinafter collectively referred to as the "Property"):

                          the Real Property;

                          the Improvements;

                          all of Seller's right, title and interest in and to the Personal Property;

                          all of Seller's right, title and interest as lessor in and to the Tenant Leases and the Tenant Deposits;

                          all of Seller's right, title and interest in and to the Intangible Property, but only to the extent assignable;

                          all of Seller's right, title and interest in and to the Service Contracts, but only to the extent assignable; and

                          the Records and Plans, but only to the extent such Records and Plans are in the possession of or under the control of Seller or Seller's agents.

                 INDIVISIBLE ECONOMIC PACKAGE. Purchaser shall have no right to purchase, and Seller shall have no obligation to sell, less than all of the Property, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.

                                 CONSIDERATION

                 PURCHASE PRICE. The purchase price for the Property (the "Purchase Price") shall be Fifty One Million and No/100 Dollars ($51,000,000) in lawful currency of the United States of America, payable as provided in
Section 3.3, provided however, that if the PNC Mortgage lease ("PNC Lease") in substantially the form attached hereto as Exhibit "P" (which form is hereby approved by Purchaser) has not been executed as of the Closing Date, an amount equal to Four Hundred Thousand and No/100 Dollars ($400,000.00) shall be held back from the Purchase Price to be paid at Closing ("Holdback"). The Holdback shall be placed in Escrow with the Escrow Agent, under instructions reasonably approved by the parties and consistent with this Section 3.1, and shall be paid to Seller within one (1) day of Escrow Agent's receipt of a full executed copy of the PNC Lease provided that if Escrow Agent does not receive a copy of the fully executed PNC Lease on or before six (6) months following the Closing Date, Escrow Agent will deliver the Holdback to Purchaser.

                 METHOD OF PAYMENT OF PURCHASE PRICE. No later than 12:01 p.m. (Central Standard Time) on the Closing Date, Purchaser shall pay to Seller or cause the Escrow Agent to pay to Seller, the Purchase Price (subject to adjustments described in Section 10.5) by Federal Reserve wire transfer of immediately available funds to an account which shall be designated by Seller on or before two (2) Business Days prior to the Closing.

                 INDEPENDENT CONSIDERATION. Contemporaneously with the execution and delivery of this Agreement, Purchaser has paid to Seller as further consideration for this Agreement, in cash, the sum of One Hundred Dollars ($100.00) (the "Independent Consideration"), in addition to the Earnest Money Deposit and the Purchase Price and independent of any other consideration provided hereunder, which Independent Consideration is fully earned by Seller and is not refundable under any circumstances.

                             EARNEST MONEY DEPOSIT

                 THE DEPOSIT. Simultaneously with the execution and delivery of this Agreement, Purchaser has deposited the Earnest Money Deposit with the Escrow Agent, to be held pursuant to the terms of an Earnest Money Escrow Agreement ("Earnest Money Escrow Agreement") substantially in the form attached hereto as Exhibit "I" between Escrow Agent, Seller and Purchaser.

                             INSPECTION OF PROPERTY


         (a) INSPECTION. Purchaser hereby acknowledges that it has been given a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deemed necessary or appropriate in connection with the acquisition of the Property including without limitation the opportunity to review the following:
(i) environmental, soil and other inspection reports and studies prepared in connection with Seller's acquisition of the Property, (ii) the current year's assessments (special or otherwise), ad valorem and personal property tax bills,
(iii) Seller's most current rent roll, (iv) operating statements for the previous 12 calendar months, (v) copies of the Tenant Leases, the Service Contracts and the Records and Plans, (vi) a current Personal Property inventory, (vii) materials relating to any litigation or proceeding relating to the Property, (viii) existing title and survey documents relating to the Property, (ix) leasing commission agreements, if any, and (x) maintenance records, accounting and lease administrative records, capital improvement records, land/development records, and architectural/engineering records relating to the Property (collectively, "Documents"). Seller shall have the continuing obligation during the pendency of this Agreement to provide or make available to Purchaser any document described above and coming into the possession of or produced by Seller or its property manager after the Effective Date. Purchaser has relied upon its own independent examination of the Property and all matters relating thereto and not upon any statements of Seller (excluding the limited matters represented by Seller in Section 8.1 hereof) or of any officer, director, employee, agent or attorney of Seller. Purchaser acknowledges that all information obtained by Purchaser was obtained from a variety of sources and Seller (except for the limited matters represented by Seller in Section 8.1 hereof) shall not be deemed to have represented or warranted the completeness, truth or accuracy of any of the Documents or other such information heretofore or hereafter furnished to Purchaser, and Purchaser acknowledges that Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Documents. The provisions of this
Section 5.1(a) shall survive closing and termination hereof without limitation. If this Agreement is terminated for any reason permitted hereby, Purchaser shall return all copies of the Documents, and, unless contractually prevented from doing so, all copies of any studies, reports or test results regarding any part of the Property obtained by Purchaser in connection with its inspection of the Property, it being acknowledged that Purchaser makes no warranty or representation as to any such studies, reports or test results, and Seller may not rely thereon without the consent of the party preparing such study, report or test.

                 Purchaser acknowledges that any and all of the Documents may be proprietary and confidential in nature and will be provided to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Subject only to the provisions of Article XII, Purchaser agrees not to disclose the contents of the Documents, or any of the provisions, terms or conditions thereto, to any party outside of Purchaser's organization other than its attorneys, accountants, consultants, lenders or investors (collectively, the "Permitted Outside Parties"). Purchaser further agrees that within its organization, or as to the Permitted Outside Parties, the Documents shall be disclosed and exhibited only to those persons within Purchaser's organization or to those Permitted Outside Parties who are responsible for determining the feasibility of Purchaser's acquisition of the Property and who have agreed in writing to preserve the confidentiality of such information as required herein. Purchaser agrees not to divulge the contents of such Documents and other information except in strict accordance with Article XII and the confidentiality standards set forth in this Section 5.1(b). In permitting the Permitted Outside Parties to review the Documents or information to assist Purchaser, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties.

         INSPECTION OBLIGATIONS. (a) Upon twenty-four (24) hours prior notice to Seller, Purchaser shall have the right to enter the Real Property during normal business hours to inspect the Property and take certain necessary actions incident to the Closing. In conducting any inspections, investigations of the Property and/or Documents, Purchaser and its agents and representatives shall: (i) not disturb the Tenants or interfere with their use of the Property pursuant to their respective Tenant Leases; (ii) not interfere with the operation and maintenance of the Real Property or Improvements; (iii) not damage any part of the Property (or, if such damage occurs, restore the Property) or any personal property owned or held by any Tenant or any other person or entity; (iv) not injure or otherwise cause bodily harm to Seller, or its agents, guests, invitees, contractors and employees or any Tenant or any other person or entity; (v) maintain comprehensive general liability (occurrence) insurance covering any accident arising in connection with the presence of Purchaser, its agents and representatives on the Real Property or Improvements; (vi) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (vii) fully restore the Real Property or Improvements to the condition in which the same was found before any such inspection or tests were undertaken; and (viii) not communicate with the Tenants or service providers without Seller's prior consent, which consent shall not be unreasonably withheld or delayed.

                         PURCHASER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD
SELLER AND ITS PARTNERS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS HARMLESS
FROM AND AGAINST ANY AND ALL LIENS, CLAIMS, CAUSES OF ACTION, DAMAGES, LIABILITIES, DEMANDS, SUITS, OBLIGATIONS, LOSSES, PENALTIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) ARISING OUT OF PURCHASER'S INSPECTIONS OR TESTS MADE BEFORE OR AFTER THE EFFECTIVE DATE OR ANY VIOLATION OF THE PROVISIONS OF THIS SECTION 5.2. Notwithstanding any provision of this Agreement to the contrary, no termination of this Agreement shall terminate Purchaser's obligations pursuant to this Section 5.2.

                 SALE "AS IS".  OTHER THAN THE LIMITED MATTERS REPRESENTED IN
SECTION 8.1 HEREOF AND IN ANY CLOSING DOCUMENTS DELIVERED PURSUANT HERETO, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF ITS AGENTS OR EMPLOYEES REGARDING THE PROPERTY, GOVERNMENT REGULATIONS OR ANY OTHER MATTERS AND ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS HAVE BEEN MADE. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE THAT IT UNDERSTANDS AND IS AWARE OF THE APPLICABILITY, IF ANY, OF ANY GOVERNMENT REGULATIONS, AND THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER'S CONSULTANTS IN PURCHASING THE PROPERTY. PURCHASER HAS CONDUCTED SUCH INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY AS PURCHASER DEEMED NECESSARY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND SHALL RELY UPON SAME. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK (SUBJECT TO THE LAST SENTENCE OF SECTION 5.4

BELOW) THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS AND VIOLATIONS OF OR LIABILITY UNDER ANY GOVERNMENTAL REGULATIONS INCLUDING BUT NOT LIMITED TO ENVIRONMENTAL LAWS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INSPECTIONS AND INVESTIGATIONS.
PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, EXCEPT TO THE EXTENT PROVIDED HEREIN, SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS," WITH ALL FAULTS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OR EMPLOYEE OF SELLER OR ANY THIRD PARTY. THE TERMS AND CONDITIONS OF THIS
SECTION 5.3 SHALL EXPRESSLY SURVIVE THE CLOSING, NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND SHALL BE INCORPORATED INTO THE DEED. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN. PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE "AS IS" NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY. PURCHASER HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT WITH ITS COUNSEL AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. PURCHASER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMER AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.


                                                              Purchaser Initials

                 PURCHASER'S RELEASE OF SELLER. EFFECTIVE AS OF THE CLOSING, SELLER SHALL BE RELEASED BY PURCHASER FROM ALL RESPONSIBILITY AND LIABILITY REGARDING THE CONDITION (INCLUDING THE PRESENCE IN THE SOIL, AIR, STRUCTURES AND SURFACE AND SUBSURFACE WATERS, OF HAZARDOUS SUBSTANCES OR SUBSTANCES THAT HAVE BEEN OR MAY IN THE FUTURE BE DETERMINED TO BE TOXIC, HAZARDOUS, UNDESIRABLE OR SUBJECT TO ENVIRONMENTAL LAWS OR OTHER REGULATION OR THAT MAY NEED TO BE SPECIALLY TREATED, HANDLED AND/OR REMOVED FROM THE PROPERTY UNDER CURRENT OR FUTURE FEDERAL, STATE AND LOCAL LAWS, REGULATIONS OR GUIDELINES), STATUS UNDER GOVERNMENT REGULATIONS, VALUATION, SALABILITY OR UTILITY OF THE PROPERTY, OR ITS SUITABILITY FOR ANY PURPOSE WHATSOEVER. NOTWITHSTANDING THE FOREGOING, PURCHASER'S RELEASE OF SELLER (i) SHALL NOT INCLUDE RESPONSIBILITY OR LIABILITY FOR THE RELEASE OR DISCHARGE BY SELLER OF HAZARDOUS SUBSTANCES (OTHER THAN QUANTITIES USED IN THE ORDINARY COURSE OF OPERATION OF THE PROPERTY NOT OTHERWISE IN VIOLATION OF LAW) ON THE PROPERTY DURING SELLER'S OWNERSHIP THEREOF, (ii) SHALL NOT INCLUDE CLAIMS BROUGHT BY THIRD PARTIES (OTHER THAN PURCHASER'S PERMITTED ASSIGNS UNDER SECTION 15.3), AND (iii) SHALL NOT BE DEEMED TO OBLIGATE PURCHASER TO INDEMNIFY OR HOLD HARMLESS SELLER WITH RESPECT TO ANY SUCH LIABILITIES OR CLAIMS SO RELEASED.

                            TITLE AND SURVEY MATTERS

                 TITLE. Seller has delivered to Purchaser and Purchaser hereby acknowledges receipt of a copy of the Commitment by the terms of which Chicago Title Insurance Company, 171 North Clark Street, Chicago, Illinois 60601;
Attention: Robin Carlucci (the "Title Company") agrees to issue to Purchaser at Closing an owner's policy of title insurance ("Title Policy") in the amount of the Purchase Price on the ALTA Owner's Policy of Title Insurance (revised 10/17/70) with extended coverage, insuring fee simple title to the Real Property to be good, marketable and indefeasible subject to the terms of such policy and the exceptions shown on the Commitment. Purchaser has had a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses and inquiries as Purchaser deemed necessary with respect to the Commitment, all documents described as exceptions in the Commitment and the state of the title of the Real Property and Improvements. Notwithstanding anything in this Section 6.2 to the contrary, Seller shall have no obligation to remove and/or cure any exceptions to title other than: (i) liens and security interests securing the loan from Connecticut General Life Insurance Company to Homart Development Company; (ii) liens and security interests voluntarily created by, under or through Seller after the date of the Commitment; and (iii) liens and security interests created by, through or under third parties, up to a maximum of $100,000.

                 SURVEY. Purchaser acknowledges receipt of the Updated Survey and the Existing Survey and Purchaser has had a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses and inquiries as Purchaser deemed necessary with respect to the Updated Survey and the Existing Survey. All matters indicated or disclosed by the Existing Survey and the Updated Survey are acceptable and are deemed to be "Permitted Exceptions" for purposes of this Agreement.

                 TITLE POLICY. It shall be a condition to Purchaser's obligation to close that the Title Company agree to issue the Title Policy at Closing pursuant to the Commitment subject only to the Permitted Exceptions, and containing the Purchaser's Endorsements (as defined herein); provided however, that except as expressly provided in Section 6.1 above, Seller shall not be obligated to make any monetary expenditures or incur any other costs or deliver any other indemnities or affidavits other than an ALTA statement and the standard Gap Undertaking to facilitate obtaining the Purchaser's Endorsements. For purposes of this Agreement, the term "Purchaser's Endorsements" shall mean; (a) owner's comprehensive; (b) access; (c) survey (accuracy of survey); (d) location (survey of legal matches title); (e) separate tax lot (legal lot); (f) zoning 3.1, (modified) with parking and (g) contiguity. Seller shall execute at Closing an ALTA statement and the Gap Undertaking and any other documents and agreements (but not any other affidavit or indemnity) reasonably required by the Title Company to issue the Title Policy in accordance with the provisions of this Agreement. Seller shall pay the premium for the Title Policy, including the premium for extended coverage. Purchaser shall pay for the cost of Purchaser's Endorsements.

                   INTERIM OPERATING COVENANTS AND ESTOPPELS

                 INTERIM OPERATING COVENANTS. Seller covenants and agrees with Purchaser that from the Effective Date until Closing, Seller will:

                          OPERATIONS. Continue to operate, manage and maintain the Improvements in the ordinary course of Seller's business and substantially in accordance with Seller's present practice, subject to ordinary wear and tear and further subject to Article IX of this Agreement;

                          MAINTAIN INSURANCE. Maintain fire and extended coverage insurance on the Property which is at least equivalent in all material respects to the insurance policies covering the Real Property and the Improvements as of the Effective Date;

                          PERSONAL PROPERTY. Not transfer or remove any Personal Property from the Improvements except for the purpose of repair or replacement thereof. Any items of Personal Property replaced after the Effective Date shall be promptly installed prior to Closing and shall be of substantially similar quality of the item of Personal Property being replaced. Seller will not encumber or grant any security interest in the Personal Property after the Effective Date.

                          COMPLY WITH GOVERNMENTAL REGULATIONS. Not knowingly take any action that would result in a failure to comply in all material respects with all Governmental Regulations applicable to the Property, it being understood and agreed that prior to Closing, Seller shall have the right to contest any such Governmental Regulations (and Seller shall notify Purchaser of any such contest);

                          LEASES. Not enter into any new Tenant Lease or materially amend or terminate any existing Tenant Lease without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Purchaser's failure to disapprove in writing any request within three (3) business days shall be deemed to constitute Purchaser's consent thereto. Purchaser shall not be deemed unreasonable if it withholds consent to a new Tenant Lease or material amendment or renewal of an existing Tenant Lease not meeting all of the following criteria: (i) is substantially on the standard building lease form; (ii) provides for a minimum annual net rental of Fifteen and No/100 Dollars ($15.00) per square foot of rentable area leased with minimum annual increases of 3% or $.50 per square foot of rentable area leased; (iii) provides for a five year term; (iv) requires Tenant Improvements of no more than Fifteen and No/100 Dollars ($15.00) per square foot for a new Tenant Lease or Seven and No/100 Dollars ($7.00) per square foot for a renewal; (v) results in brokerage commissions of no more than 7% on the first year gross rentals, and 2% on gross rentals during the next four years of the lease term (excluding renewals and expansions) for a new Tenant Lease;
         (vi) provides no renewal or early termination rights; and (vii) provides no lease assumptions or forgiveness of existing obligations.

                          SERVICE CONTRACTS. Not enter into any new service contract, unless Purchaser consents thereto in writing, which consent will not be unreasonably withheld or delayed. Seller shall not materially amend or terminate the Service Contracts described in Exhibit "B" without Purchaser's written consent. Except with respect to the Service Contracts described in Exhibit "B", Seller shall send termination notices effective upon the transfer of legal title of the Property to Purchaser to all service providers (including any leasing commission agreements with third parties for leasing the Property except any existing commission agreements for leasing commissions listed on Exhibit J attached hereto which shall be assumed by Purchaser, provided that it is expressly acknowledged by Seller that the property management agreement with Hines which provides for leasing commissions, shall be terminated as of Closing with respect to the Property) pursuant to service contracts (or applicable commission agreements) relating to the Property. Notwithstanding the foregoing, Purchaser hereby acknowledges and agrees that following the Closing, Hines shall continue to negotiate the PNC Lease through to the final execution thereof (but Hines shall not be entitled to execute same), provided that if the PNC Lease is not executed within six (6) months of the Closing Date, Hines shall no longer be entitled to negotiate the PNC Lease. Purchaser shall have final approval rights which will not be unreasonably withheld or delayed, for any lease negotiated by Hines with PNC Mortgage, provided that Purchaser shall not be deemed unreasonable if the business terms of such lease are materially different from those contained in the form attached hereto as Exhibit "P".

                          NO SOLICITATION. After the Effective Date, Seller will not solicit offers or enter into any other agreement for the Sale of the Property.

                          MAINTENANCE OF LICENSES AND PERMITS. Seller shall maintain in existence all Licenses and Permits in existence as of the Effective Date necessary to the ownership and operation of the Property until Closing.

                          MANAGEMENT AGREEMENTS. Seller shall terminate effective upon the transfer of legal title to the Property of all management agreements relating to the Property.

                 ESTOPPELS.

                          Seller shall use its reasonable efforts to secure and deliver to Purchaser, no later than two (2) business days before the Closing Date, Estoppel Certificates from Tenants under all Tenant Leases substantially in the form attached hereto as Exhibit "F" (or in the event that the Tenant Lease prescribes the form of estoppel, in the form prescribed by the Tenant Lease). Seller has delivered to Purchaser for Purchaser's review and approval and Purchaser hereby acknowledges its receipt and approval of completed forms of Estoppel Certificates for all Tenant Leases to be delivered by Seller to the Tenants. It shall be a condition to Closing that Seller obtain and deliver to Purchaser executed Estoppel Certificates substantially in the form attached hereto as Exhibit "F" (or in the event that the Tenant Lease prescribes the form of estoppel, in the form prescribed by the Tenant Lease) dated no earlier than thirty (30) days prior to the Closing Date disclosing no defaults or exceptions objectionable to Purchaser from (i) each Tenant under a Tenant Lease for which the lease term has commenced which individually leases 9,000 or more leased square footage of the Improvements and (ii) Tenants under a Tenant Lease for which the lease term has commenced whose combined leased square footage is at least seventy-five percent (75%) of the remaining leased square footage of the Improvements. Seller shall use reasonable efforts to obtain the Estoppel Certificates, but Seller shall not have any obligation to make any payment of money, grant any economic concessions to any tenant or commence litigation against any tenant to obtain any Estoppel Certificate. Any failure to obtain the required Estoppel Certificates or to satisfy Section 7.2(a)(ii) by delivering a Seller's Certificate as provided in Section 7.2(b) shall only constitute a failure of a condition precedent to Closing and shall not constitute a breach or default by Seller under this Agreement.

                          Seller, at its sole option, may elect to satisfy
         Section 7.2(a)(ii) to the extent provided hereinbelow by delivering one or more representation certificates of Seller ("Seller's Certificate") representing that to Seller's actual knowledge (i) the copy of the Tenant Lease attached thereto is true and correct; (ii) there are no defaults by the landlord or the Tenant (or disclosing any such defaults); and (iii) the Tenant Lease is in full force and effect; provided, that, Seller may only deliver Seller's Certificates covering up to 10,000 leased square feet at the Improvements in the aggregate. If Seller subsequently obtains an Estoppel Certificate from a Tenant for which Seller has delivered a Seller Certificate, the delivered Seller Certificate shall be null and void, and Purchaser shall accept such Estoppel Certificate in its place.

                          In the event that Seller is unable to satisfy the Estoppel Certificate condition in Section 7.2(a) or 7.2(b), Purchaser may elect to terminate this Agreement by giving written notice of such termination to Seller and thereupon Purchaser shall be entitled to the return of the Earnest Money Deposit pursuant to the terms of the Earnest Money Escrow Agreement.

                          Seller shall also use reasonable efforts to obtain an executed estoppel certificate from each of the lessors under the Ground Leases ("Ground Lease Estoppels") in





                                     xviii
         a form reasonably acceptable to Purchaser, but Seller shall not have any obligation to make any payment of money, grant economic concessions to any lessor under a Ground Lease or commence litigation against any lessor under a Ground Lease, to obtain the Ground Lease Estoppels, and delivery of the Ground Lease Estoppels is not a condition to Closing nor shall Seller's failure to obtain the Ground Lease Estoppels be a default by Seller hereunder.

                         REPRESENTATIONS AND WARRANTIES

                 SELLER'S REPRESENTATIONS AND WARRANTIES. Subject to the limitations set forth in Section 5.5 and Article XVI of this Agreement, Seller represents and warrants to Purchaser the following:

                          STATUS. Seller is a limited partnership duly organized and validly existing under the laws of the State of Delaware.

                          AUTHORITY. The execution and delivery of this Agreement and the performance of Seller's obligations hereunder have been or will be duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, subject to equitable principles and principles governing creditors' rights generally.

                          NON-CONTRAVENTION. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organic documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which it is bound.

                          CONSENTS. No consent, waiver, approval or authorization is required from any person or entity (or, if required, will be obtained prior to Closing) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby.

                          SUITS AND PROCEEDINGS. To Seller's Knowledge, except as disclosed on Exhibit "K" attached hereto and incorporated herein, there are no legal actions, suits or similar proceedings pending and served, or threatened against Seller or the Property.

                          NON-FOREIGN ENTITY. Seller is not a "foreign person" or "foreign corporation" as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                          TENANTS. To Seller's Knowledge, as of the Effective Date the list of Tenants of the Improvements attached hereto as Exhibit "C" constitutes all the tenants from which Seller has accepted rental payments during Seller's ownership and operation of the

         Improvements and from whom Seller is currently accepting rental payments. To Seller's Knowledge and except as disclosed on Exhibit "C", as of the Effective Date no Tenant listed thereon is in default under a Tenant Lease and Seller has not received written notice from a Tenant of a landlord default under any of such Tenant Leases. To Seller's Knowledge, the Documents made available to Purchaser pursuant to Section 5.2 contain true, correct and complete copies of all of the Tenant Leases and leasing commission agreements, if any, affecting the Property, including any and all amendments or supplements thereto, and guaranties or other security in connection therewith.

                          SERVICE CONTRACTS. To Seller's Knowledge, the Documents made available to Purchaser pursuant to Section 5.2 contain true and correct copies of the Service Contracts. To Seller's Knowledge and except as disclosed on Exhibit "B," as of the Effective Date no service provider is in default under the Service Contracts and Seller has received no written notice from any service provider of a Seller default under the Service Contracts.

                          VIOLATIONS; NOTICES. To Seller's knowledge, Seller has received no written notification from any Authority of any violations of applicable laws or ordinances with respect to the Property. Except to the extent previously disclosed to Purchaser in writing, to Seller's Knowledge, no notice has been received from the applicable Authority regarding the re-assessment or change in the assessed valuation of the Property.

                          ERISA. Seller is not and is not acting on behalf of an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a "plan" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of any such employee benefit plan or plans.

                          IRPTA. To Seller's Knowledge, the Real Property does not contain any facilities which are subject to reporting under
         Section 312 of the Federal Emergency Planning and Community Right-to-Know Act of 1986 and the Real Property does not contain any underground storage tanks which required notification under Section 9002 of the Solid Waste Disposal Act (42 USC 6991).

                          LICENSES AND PERMITS. To Seller's Knowledge, Seller has all Licenses and Permits necessary for its operation of the Property, including, without limitation, all certificates of occupancy necessary for the occupancy of the Property.

                          UTILITIES. To Seller's Knowledge, all water, sewer, gas, electric, telephone, and drainage facilities, and other utilities required for the normal and proper operation of the Property are installed and connected to the Property with valid permits, and are adequate to serve the Property for its current use and to permit full compliance with all requirements of law and the Tenant Leases.

                          EMPLOYEES.  Seller has no employees.

                          ENVIRONMENTAL REPORTS. Seller has made available to Purchaser copies of all environmental and soils reports relating to the Property in Seller's or Seller's property manager's possession.

                          RENT ROLL; OPERATING STATEMENTS. The rent roll for the Property and the operating statements for the Property delivered or made available (as the case may be) by Seller to Purchaser were prepared in the ordinary course of Seller's operation of the Property.

                          NET WORTH. Without taking into consideration its interest in the Property, Seller has a net worth in excess of $10,000,000.

                 PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Seller the following:

                          STATUS. Purchaser is a corporation duly organized and validly existing under the laws of the State of Maryland.

                          AUTHORITY. The execution and delivery of this Agreement and the performance of Purchaser's obligations hereunder have been or will be duly authorized by all necessary action on the part of Purchaser including Purchaser's Board of Directors and Investment Committee, and this Agreement constitutes the legal, valid and binding obligation of Purchaser subject to equitable principles and principles governing creditors' rights generally.

                          NON-CONTRAVENTION. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organic documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.

                          CONSENTS. No consent, waiver, approval or authorization is required from any person or entity (or if required, will be obtained prior to Closing) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

                          NET WORTH. Without taking into consideration the Purchase Price to be paid by Purchaser pursuant hereto, Purchaser has a net worth in excess of $10,000,000.

                           CONDEMNATION AND CASUALTY

                 SIGNIFICANT CASUALTY. If, prior to the Closing Date, all or a Significant Portion of the Real Property and Improvements is destroyed or damaged by fire or other casualty, Seller shall notify Purchaser of such casualty. Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than ten (10) days after receipt of Seller's notice. If this Agreement is terminated, the Earnest Money Deposit shall be returned to Purchaser in accordance with the Earnest Money Escrow Agreement and thereafter neither Seller nor Purchaser shall have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations. In the case of fire or other casualty, if Purchaser does not elect to terminate this Agreement, Seller shall not be obligated to repair such damage or destruction but (x) Seller shall assign and turn over to Purchaser all of the insurance proceeds net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty along with an amount equal to the deductible and (y) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price.

                 CASUALTY OF LESS THAN A SIGNIFICANT PORTION. If less than a Significant Portion of the Property is damaged as aforesaid, then the Closing shall occur without abatement of the Purchase Price and Seller shall not be obligated to repair such damage or destruction and Seller shall assign and turn over to Purchaser all of the insurance proceeds net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty along with an amount equal to the deductible.

                 CONDEMNATION OF PROPERTY. In the event of condemnation or sale in lieu of condemnation of all or any portion of the Property prior to the Closing, or in the event any such condemnation is instituted, Purchaser shall have the option, to be exercised within ten (10) days after receipt of notice of such pending condemnation or sale, of terminating Purchaser's obligations under this Agreement or electing to have this Agreement remain in full force and effect. In the event Purchaser does not terminate this Agreement pursuant to the preceding sentence, Seller shall assign to Purchaser any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the Property, and Purchaser shall take title to the Property with the assignment of such proceeds and subject to such condemnation and without reduction of the Purchase Price. Should Purchaser elect to terminate Purchaser's obligations under this Agreement under the provisions of this
Section 9.3, the Earnest Money Deposit shall be returned to Purchaser in accordance with the Earnest Money Escrow Deposit and neither Seller not Purchaser shall have any further obligation under this Agreement except for the Termination Surviving Obligations. Notwithstanding anything to the contrary herein, if any eminent domain or condemnation proceeding is instituted (or notice of which shall be given) solely for the taking of any subsurface rights for utility easements or for any right-of-way easement, and the surface may, after such taking, be used in substantially the same manner as though such rights have not been taken, Purchaser shall not be entitled to terminate this Agreement as to any part of the Property, but any award resulting therefrom shall be assigned to Purchaser at Closing and shall be the exclusive property of Purchaser upon Closing.

                                    CLOSING

                 CONDITIONS TO THE PARTIES' OBLIGATIONS TO CLOSE. In addition to all other conditions set forth herein, the obligations of each of the parties hereto to consummate the transactions contemplated hereunder shall be conditioned upon the following:

                          Except as disclosed to and waived by the relying party, the other party's representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date;

                          As of the Closing Date, the other party shall have performed in all material respects its obligations hereunder and all deliveries to be made by it at Closing shall have been tendered;

                          As of the Closing Date, no action or proceeding by or before any Authority shall have been instituted (and not subsequently dismissed, settled or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement;

                          As of the Closing Date, the Personal Property shall not be subject to any material lien or other security interest created after November 21, 1996; and

                          Any other condition set forth in this Agreement to such a party's obligation to close is satisfied by the applicable date.

It shall be a further condition to Purchaser's obligations to close that the lessors under the Ground Leases shall have consented to the conveyance and assignment of the leasehold estates thereunder to Purchaser, and that such consent not be conditioned in a manner reasonably objectionable to Purchaser. Seller shall use reasonable efforts to obtain such consent, but Seller shall not have any obligation to make any payment of money, grant economic concessions to any lessor under the Ground Leases or commence any litigation against any lessor under the Ground Leases to obtain the consents to the assignment of the Ground Leases and Purchaser acknowledges that Seller's failure to obtain such consent shall not be a default by Seller hereunder.

                 CLOSING. The Closing of the sale of the Property by Seller to Purchaser shall occur at 12:01 p.m. Central Standard Time on the Closing Date. The Closing shall occur in the offices of Title Company or such other location mutually acceptable to Seller and Purchaser. The Closing shall be conducted through an escrow (the "Closing Escrow") established with the Title Company, as "Closing Escrow Agent," and shall be consummated by a New York Style Closing. The closing escrow instructions shall be in the form customarily used by Closing Escrow Agent with respect to "Deed and Money Escrows," with such special provisions added thereto as may be required (a) to conform to the provisions of this Agreement, (b) to provide for immediate disbursement of funds upon the delivery of the Title Policy to Purchaser (a "New York Style Closing"). The Closing





                                     xxiii

Escrow shall be auxiliary to this Agreement, and this Agreement shall not be merged into, nor in any manner superseded by, the Closing Escrow;

                 PURCHASER'S CLOSING OBLIGATIONS. Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller at Closing the following:

                          The Purchase Price, after all adjustments are made at the Closing as herein provided, by Federal Reserve wire transfer of immediately available funds.

                          A Blanket Conveyance, Bill of Sale, Assignment and Assumption of Leases, substantially in the form attached hereto as Exhibit "E" (the "Blanket Conveyance"), duly executed by Purchaser, and assuming all of the lessor's obligations under the Tenant Leases and for the Tenant Deposits for which it receives a credit from and after the Closing and assuming all of the owner's obligations under the Service Contracts and the Licenses and Permits assigned pursuant to the Blanket Conveyance from and after the Closing.

                          Evidence reasonably satisfactory to Seller that Purchaser has authorized the transaction contemplated hereby and that the person executing the Closing documents on behalf of Purchaser has full right, power, and authority to do so.

                          A certificate from Purchaser that except as disclosed therein, each of the representations and warranties contained in
         Section 8.2 herein are true and correct of the Closing Date.

                          An assignment and assumption, in a form reasonably satisfactory to the parties hereto ("Assignment and Assumption") duly executed and acknowledged by Purchaser assuming Seller's obligations under the Ground Leases from and after the Closing.

                          Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

                 SELLER'S CLOSING OBLIGATIONS. Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:

                          The Commitment modified (by interlineation or otherwise) to reflect the Permitted Exceptions, thereby indicating the commitment of the Title Company to issue Purchaser the Title Policy.

                          The Deed, duly executed and acknowledged by Seller conveying to Purchaser the Real Property (other than the leasehold estates under the Ground Leases) and the Improvements subject only to the Permitted Exceptions.

                          The Assignment and Assumption, duly executed and acknowledged by Seller, assigning to Purchaser all of Seller's right, title and interest in the leasehold estates under the Ground Leases subject only to the Permitted Exceptions.

                          A Blanket Conveyance, duly executed by Seller, conveying and assigning to Purchaser all of Seller's right, title and interest as lessor in and to the Tenant Leases, Tenant Deposits, and all of Seller's right, title and interest in the Personal Property, the Service Contracts, and the Licenses and Permits.

                          Tenant notice letters executed by Seller notifying the Tenant of the sale of the Property to Purchaser, the assignment of its Lease to Purchaser and transfer of its security deposit to Purchaser substantially in the form attached hereto as Exhibit "M".

                          A stop order from the Illinois Department of Revenue stating that the Illinois Bulk Sales Law does not apply to the transactions contemplated by this Agreement.

                          Evidence reasonably satisfactory to Purchaser and the Title Company that the Seller has authorized the transaction contemplated hereby and that the person executing the Closing documents on behalf of Seller has full right, power and authority to do so.

                          The Tenant Deposits, at Seller's option, either (i) in the form of a cashier's check issued by a bank reasonably acceptable to Purchaser or (ii) as part of an adjustment to the Purchase Price.

                          A certificate in the form attached hereto as Exhibit "G" ("Certificate as to Foreign Status") certifying that Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

                          The following items, to the extent that they are in the possession of Seller or Seller's agents (which may be delivered by making them available at the Improvements): (i) all keys, access cards, access codes, and any other codes, ciphers or computer software for the Property, including, but not limited to, for all entrance doors and spaces which may be locked (whether occupied or not) in the Improvements, elevator, mechanical equipment and ventilation, electrical, telephone and other operating systems, and keys or other access devices to all Personal Property located on the Property, which keys or devices shall be properly tagged for identification; (ii) the Records and Plans; and (iii) the originals (or copies where originals are not available) of all Tenant Leases, Licenses and Permits and Service Contracts to the extent such are in Seller's or Seller's agents possession or control. Seller retains the right to inspect and copy all such items set forth in (ii) and (iii) above for a period of two years after the Closing Date, and, upon at least forty-eight (48) hours notice, Purchaser shall make such items available to Seller or its representatives during normal business hours at the Property. The provisions of this Section 10.4(j) shall survive the Closing.

                          A statement from the property manager for the Property that as of the Closing Date, all fees owed in connection with any management agreement for the Property have been paid, and a lien waiver from such property manager.

                          A certificate from Seller that except as disclosed therein, each of the representations and warranties contained in
         Section 8.1 herein are true and correct as of the Closing Date.

                          Estoppel Certificates satisfying the conditions in
         Section 7.2.

                          Evidence of terminations, effective upon the transfer of legal title to the Property to Purchaser, of all management, leasing and service agreements relating to the Property, except as expressly provided in Section 7.1(f).

                          An updated rent roll and delinquency report (but Seller specifically disclaims any representation or warranty with respect thereto).

                          Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

                 PRORATIONS.

                          Seller and Purchaser agree to adjust the following as of 11:59 p.m. Central Standard Time on the day immediately preceding the Closing Date: personal property taxes and assessments, utility bills (except as hereinafter provided), collected Rentals (subject to the terms of (b) below), rental payments under the Ground Leases and operating expenses payable by the owner of the Property (subject to the terms of (c) below), Seller being charged and credited for all of same relating to the period up to and including the Closing Date and Purchaser being charged and credited for all of same relating to the period after the Closing Date. If the actual amounts to be prorated under this Section 10.5 are not known as of the Closing Date, the prorations shall be made on the basis of the best evidence then available, and thereafter, when actual figures are received, a final cash settlement will be made between Seller and Purchaser which shall occur no later than June 30, 1997. No prorations will be made in relation to insurance premiums, and the insurance policies will not be assigned to Purchaser. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration shall be made at the Closing with respect to utility bills. Seller shall receive a credit for all deposits presently in effect with the utility providers and assigned to Purchaser pursuant hereto. The provisions of this Section 10.5 shall survive the Closing until June 30, 1997.

                          At the Closing, Seller shall cause to be paid, credited or turned over to Purchaser all Rentals received by Seller attributable to periods subsequent to the Closing Date. "Rentals" as used herein includes fixed monthly rentals, additional rentals, percentage rentals, escalation rentals, retroactive rentals, all administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable by tenants under the Tenant Leases or from other occupants or users of the Property, but excluding Tenant Charges (as defined in Section 10.5(c)), billings for tenant work orders governed by Section 10.5(c) below and real estate taxes and assessments governed by Section 10.5(d) below). No proration shall be made for Delinquent Rentals.

         Rentals are "Delinquent" when they were due prior to the Closing Date, and payment thereof has not been made on or before the Closing Date. Purchaser agrees to bill and attempt to collect all such Delinquent Rentals in the ordinary course of business, but Purchaser shall have no liability for the failure to collect any such amounts and shall not be required to conduct lock-outs or take any other legal action to enforce collection of any such amounts owed to Seller by tenants of the Property. All sums collected by Purchaser from and after Closing from each tenant (excluding Tenant Charges and billings for tenant work orders which shall be governed by Section 10.5(c) below) shall be applied as follows: first, to reimburse Purchaser for costs of collection; second, to current or delinquent rentals owed to Purchaser; and third, to any other Delinquent Rentals owed to Seller; provided, however, that checks received after the Closing and prior to January 1, 1997 which are designated by a tenant for payment of December 1996 rent will be applied (after collection costs) to Delinquent Rentals of such tenant for December 1996, and Seller's proportionate share thereof shall be remitted to Seller. Any sums due Seller shall be promptly remitted to Seller. Notwithstanding the foregoing, however, after the Closing Date Seller may collect Delinquent Rentals, Tenant Charges and billings for tenant work orders from tenants, provided, however, in no event shall Seller have the right to threaten termination of or terminate any Tenant Lease.

                          Notwithstanding anything herein to the contrary, operating cost pass-throughs, expense reimbursements, common area maintenance charges and billings for tenant work orders (excluding pass-throughs for taxes and assessments) shall be prorated as follows:
         Effective as of the Closing, Seller shall prepare a reconciliation of all amounts collected from the Tenants for each of the foregoing ("Tenant Charges") and all amounts expended on or prior to Closing for which Seller is entitled to reimbursement from the Tenant. If more amounts have been expended than collected, Purchaser shall pay such difference to Seller promptly after collecting such amounts from Tenants. If more amounts have been collected than expended, Seller shall permit Purchaser to credit the Purchase Price by such amount. Purchaser shall be solely responsible, from and after Closing, for reimbursing Tenants based on annual reconciliations for any amounts owing to the Tenants, it being the express understanding of Purchaser and Seller that the proration of such charges at Closing shall fully relieve Seller from any responsibility to the Tenants for such matters, whether any such reimbursements owing to Tenants under the Tenant Leases relate to periods before or after the Closing.

                          Purchaser shall receive a credit for all 1996 real estate taxes accrued for the period ending on the Closing Date less the tax escalation for 1996 to be collected by Purchaser from Unisys Corporation in 1997 pursuant to its Tenant Lease for which Purchaser shall have the risk of collection. Purchaser assumes and shall be responsible to pay all real estate taxes and installments of assessments due and payable after the Closing Date. Purchaser acknowledges that there may be supplemental or reassessed real property taxes attributable to the Real Property for the period following Closing and Purchaser agrees to be responsible for such amounts. If the actual amount of the credit for accrued 1996 real estate taxes to be prorated pursuant to this Section 10.5(d) is not known as of the Closing Date, the prorations shall be made on the basis of 105% of the most recent ascertainable taxes, and thereafter, when the accrued taxes are finally determined, a final





                                     xxvii
         cash settlement will be made between Seller and Purchaser which shall occur no later than June 30, 1997.

                          All Tenant Deposits shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller's obligations related to Tenant Deposits.

                          Purchaser shall not be liable for any wages, fringe benefits, payroll taxes, unemployment insurance contributions, accrued vacation pay, accrued pay for unused sick leave, accrued severance pay and other compensation accruing before Closing for employees at the Property or arising from the termination of such employees at or prior to Closing. Purchaser shall not be liable for any obligations accruing before Closing under any union contract or multi-employer pension plan applicable to any such employees or arising from the termination of any such employees at or prior to Closing.

                          Seller agrees that it will be responsible for any additional tenant improvement allowance owing to Unisys Corporation under its Tenant Lease pursuant to the First Amendment to Lease dated August 23, 1991, and will indemnify, defend and hold harmless Purchaser from any claim by Unisys Corporation against Purchaser with respect to any additional tenant improvement allowance owed to Unisys Corporation pursuant to First Amendment to Lease, dated August 23, 1991 ("First Amendment"). To secure the foregoing obligation, the parties agree that at Closing, $230,000 shall be held back from the Purchase Price (the "Unisys Holdback"). The Unisys Holdback shall be placed in escrow with the Escrow Agent, under instructions reasonably approved by the parties and consistent with this Section 10.5(g). The Unisys Holdback shall be paid to Seller within one (1) day of Escrow Agent's receipt of (i) the unconditional written release by Unisys Corporation releasing the landlord under its Tenant Lease with respect to any such tenant improvement allowance, (ii) a court order directing the disposition of the Unisys Holdback, or (iii) notice from Purchaser to Escrow Agent that it has received evidence satisfactory to Purchaser that Seller has performed the foregoing obligations to Unisys Corporation.

                          At Closing, Purchaser shall receive a credit for the outstanding amount due on Special Assessment #203 against the Real Property.

                          Seller acknowledges that the Office Space Reduction Fee as defined in Section 5 of that certain Fourth Amendment to Lease dated October 31, 1996 by and between Seller and Unisys Corporation is to be paid to Purchaser. Therefore should any portion of the Office Space Reduction Fee be paid by Unisys Corporation to Seller prior to Closing, Purchaser shall receive a credit on the closing statement for such amount.

                 LEASING COMMISSIONS AND TENANT IMPROVEMENTS.

                          Notwithstanding anything herein to the contrary, Purchaser shall be solely responsible for all renewal leasing commissions with respect to the Tenant Leases existing as of the Effective Date, and all leasing commissions, and tenant improvement costs with respect to the Tenant Leases as more particularly described on Exhibit "J" attached hereto and Seller shall receive a credit at closing for any such leasing commissions or tenant





                                     xxviii
         improvement costs paid by it. Purchaser further agrees to assume and be solely responsible for all leasing commissions and tenant improvement costs ("New Tenant Costs") incurred or to be incurred in connection with any lease executed after the Effective Date in accordance with this Agreement, and Seller shall receive a credit at Closing for any New Tenant Costs paid by it.

                          If Purchaser is responsible for completing any tenant improvements pursuant to Section 10.6(a), to the extent that Seller enters into any contracts with contractors, architects and/or consultants related to the construction of such tenant improvements ("Construction Contracts"), Purchaser shall be entitled to reasonable approval rights with respect to the Construction Contracts. At Closing, Seller shall assign to Purchaser the Construction Contracts pursuant to an instrument in form and substance reasonably acceptable to Purchaser and Seller shall also cause to be delivered to Purchaser at Closing written consents (in form and substance reasonably acceptable to Purchaser and Seller) to the assignments of the Construction Contracts of the applicable parties thereto.

                 DELIVERY OF REAL PROPERTY. Upon completion of the Closing, Seller shall deliver to Purchaser possession of the Real Property, subject to the Tenant Leases and the Permitted Exceptions.

                 COSTS OF ESCROW AGENT AND CLOSING COSTS. Costs of the Escrow Agent and other Closing costs incurred in connection with the Closing shall be allocated as follows:

                          Purchaser shall pay 1/2 of the Escrow Agent's fees and 1/2 of any costs associated with the New York Style Closing, if any.

                          Purchaser shall pay all recording fees, and any municipal transfer taxes, sales taxes, the costs for any deletions and Purchaser Endorsements to the Title Policy, survey charges, all costs associated with a mortgagee's policy, if any, and Purchaser's attorneys' fees.

                          Seller shall pay 1/2 of the Escrow Agent's fees, and 1/2 of any costs associated with the New York Style Closing, costs associated with issuing the Title Policy, state and county transfer taxes and Seller's attorneys' fees.

                          If the Closing does not occur on or before the Closing Date for any reason whatsoever, the costs incurred through the date of termination shall be borne by the party incurring same.

                                   BROKERAGE

                 BROKERS. Purchaser and Seller represent to the other that no real estate brokers, agents or finders' fees or commissions are due or will be due or arise in conjunction with the execution of this Agreement or consummation of this transaction by reason of the acts of such party, and Purchaser and Seller shall indemnify and hereby agree to hold the other party harmless from any brokerage or finder's fee or commission claimed by any person asserting his entitlement thereto at the alleged instigation of the indemnifying party for or on account of this Agreement or the transactions contemplated hereby. The provisions of this Article XI shall survive Closing.

                                CONFIDENTIALITY

                 CONFIDENTIALITY. Seller and Purchaser each expressly acknowledges and agrees that, except as expressly provided herein, the transactions contemplated by this Agreement and the terms, conditions, and negotiations concerning the same shall be held in the strictest confidence by each of them and shall not be disclosed by either of them except to their respective legal counsel, accountants, consultants, lenders, officers, partners, directors, and shareholders, and except and only to the extent that such disclosure may be necessary for their respective performances hereunder. Purchaser further acknowledges and agrees that, except as expressly provided herein, unless and until the Closing occurs, all information obtained by Purchaser in connection with the Property will not be disclosed by Purchaser to any third persons without the prior written consent of Seller. Nothing contained in this Article XII shall affect the obligations of any party hereto under the Confidentiality Agreement or any other separate confidentiality agreement pertaining to the transactions contemplated hereby or preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under this Article XII in connection with that party's enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or as may be required by applicable law.
Notwithstanding the foregoing, (i) Purchaser may make any disclosure required by, or reasonably deemed applicable by Purchaser under, applicable laws, rules or regulations (including, without limitation, governmental regulatory, disclosure, tax and reporting requirements) prior to Closing, and (ii) Purchaser agrees that any press release issued by it immediately following Closing of the transaction will be substantially in the form attached hereto as Exhibit P. Purchaser will use reasonable efforts (based upon the exigencies of the circumstances with no minimum notice required) to furnish Seller a copy of any written disclosure it intends to make in reliance on clause (i) of the preceding sentence prior to making such disclosure. In addition, Seller will not make any disclosure prior to Closing of the specific purchase price of the Property without Purchaser's prior consent (not to be unreasonably withheld or delayed), provided that the foregoing shall not prohibit Purchaser from disclosing Purchaser's "total acquisition cost" of the Property including the Purchase Price, estimated closing costs and other expenditures required to be made by Purchaser related to the Property.

                                    REMEDIES

                 DEFAULT BY SELLER. In the event the Closing and the transactions contemplated hereby do not occur as herein provided by reason of any default of Seller, as its sole and exclusive remedies Purchaser may: (a) terminate this Agreement by giving Seller timely written notice of such election prior to Closing, and receive the Earnest Money Deposit from the Escrow Agent, and in such event Seller shall not have any liability whatsoever to Purchaser hereunder, or if Purchaser does not terminate this Agreement as provided in (a) above, (b) Purchaser must seek to enforce specific performance of the Agreement; provided, however, that if specific performance is not available as a remedy, Purchaser may recover the Earnest Money Deposit and seek recovery of its third party out-of-pocket costs incurred in connection with its due diligence review of the Property not to exceed $200,000 unless specific performance is not available due to Seller's voluntary conveyance of the Property to a third party in violation of this Agreement, then Purchaser may recover the Earnest Money Deposit and seek recovery of its actual damages (including lost profits) resulting from its inability to enforce specific performance not to exceed the Purchase Price but in no event shall Purchaser be entitled to consequential, exemplary or punitive damages; provided, however, Purchaser must bring an action for recovery of the Earnest Money Deposit and any such damages within ninety (90) days of the Closing Date, and Seller shall in no event have any liability to Purchaser hereunder in excess of Five Million Dollars. Notwithstanding the foregoing, nothing contained herein shall limit Purchaser's remedies at law, in equity or as herein provided in the event of a breach by Seller of any of its obligations hereunder that survive termination of this Agreement.

                 DEFAULT BY PURCHASER. In the event the Closing and the consummation of the transactions contemplated herein do not occur as provided herein by reason of any default of Purchaser, Purchaser and Seller agree it would be impractical and extremely difficult to fix the damages which Seller may suffer. Therefore, Purchaser and Seller hereby agree a reasonable estimate of the total net detriment Seller would suffer in the event Purchaser defaults and fails to complete the purchase of the Property is and shall be, as Seller's sole and exclusive remedy (whether at law or in equity), a sum equal to the Earnest Money Deposit. Upon such default by Purchaser, Seller shall have the right to receive the Earnest Money Deposit from the Escrow Agent as its sole and exclusive remedy and thereupon this Agreement shall be terminated and neither Seller nor Purchaser shall have any further rights or obligations hereunder. The amount of the Earnest Money Deposit shall be the full, agreed and liquidated damages for Purchaser's default and failure to complete the purchase of the Property, all other claims to damages or other remedies being hereby expressly waived by Seller. Notwithstanding the foregoing, nothing contained herein shall limit Seller's remedies at law, in equity or as herein provided in the event of a breach by Purchaser of any of its obligations hereunder that survive termination of this Agreement.

                                    NOTICES

                 NOTICES. All notices or other communications required or permitted hereunder shall be in writing, and shall be given by (a) personal delivery, or (b) professional expedited delivery service with proof of delivery, or (c) United States mail, postage prepaid, registered or certified mail, return receipt requested, (d) prepaid telegram, facsimile or telex with confirmation or receipt, or (e) by facsimile transmission, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address or in the manner provided herein, or, in the case of telegram, telecopy, telex or facsimile transmission, upon confirmation of receipt.
Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:


         TO PURCHASER:            CarrAmerica Realty Corporation
                                  Parkway North Center
                                  Three Parkway North
                                  Deerfield, Illinois  60015
                                  Attn:  Gerald J. O'Malley
                                  Fax:  (847) 945-0750

                                          and to

                                  CarrAmerica Realty Corporation
                                  1700 Pennsylvania Avenue, N.W.
                                  Washington, D.C.  20006
                                  Attn:  William Krokowski
                                  Fax:  (202) 739-2147


         AND WITH COPY TO:        Jeffrey A. Usow
                                  Mayer, Brown & Platt
                                  190 South La Salle Street
                                  Chicago, IL  60605
                                  Fax:  (312) 701-7711

         TO SELLER:               HMS Office, L.P.
                                  _ Hines Office Company
                                  2800 Post Oak Boulevard
                                  Houston, Texas  77056
                                  Attn:  Tom Owens
                                  Fax:  (713) 966-2636





                                     xxxii

         WITH COPY TO:            David J. Lowery, Esq.
                                  Jones, Day, Reavis & Pogue
                                  2300 Trammell Crow Center
                                  2001 Ross Avenue
                                  Dallas, Texas  75201
                                  Fax:  (214) 969-5100


                         ASSIGNMENT AND BINDING EFFECT

                 ASSIGNMENT; BINDING EFFECT. Neither Seller nor Purchaser shall have the right to assign this Agreement without the other parties' prior written consent. Notwithstanding the foregoing sentence, Purchaser and Seller may each assign their rights under this Agreement to an Affiliate of such assigning party without the consent of the non-assigning party, provided that any such assignment shall not relieve the assigning party of obligations hereunder. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns, and no other party shall be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. Whenever a reference is made in this Agreement to Seller or Purchaser, such reference shall include the successors and permitted assigns of such party under this Agreement.

                   DISCLAIMER, WAIVER AND LIMITED SURVIVAL OF
                   REPRESENTATIONS, WARRANTIES AND COVENANTS

                 DISCLAIMER AND WAIVER. EXCEPT FOR THE LIMITED REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 8.1 OF THIS AGREEMENT AND WARRANTIES OF TITLE SET FORTH IN THE DEED (AND ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN THE OTHER CLOSING DOCUMENTS), NEITHER SELLER, ITS AFFILIATES NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE TITLE OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING, WITHOUT LIMITATION, (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY, AND (g) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, IT





                                     xxxiii

BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (AND THE CLOSING DOCUMENTS), THE PROPERTY SHALL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS", WITH ALL FAULTS. PURCHASER AGREES THAT THE DISCLAIMERS AND AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN. THE PROVISIONS OF THIS SECTION 16.1 SHALL SURVIVE THE CLOSING WITHOUT LIMITATION.

                 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The Closing Surviving Obligations and the Termination Surviving Obligations shall survive Closing without limitation. All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, shall not survive the Closing Date but shall be merged into the Deed and other Closing documents delivered at the Closing. Seller's representation and warranties in Section 8.1 and Purchaser's representations and warranties in Section 8.2 shall survive Closing and the delivery of the Deed for a period of twelve (12) months. In addition, Purchaser shall not have any right to bring any action against Seller as a result of the breach of any such representations and warranties unless and until the aggregate amount of such losses, expenses and liabilities arising out of or which result from the inaccuracy of any such representation or warranty exceeds $100,000.

                                 MISCELLANEOUS

                 WAIVERS. No waiver of any breach of any covenant or provisions contained herein shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

                 RECOVERY OF CERTAIN FEES. In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including actual reasonable attorneys' fees, reasonable accounting and engineering fees, and any other reasonable professional fees resulting therefrom. The obligations set forth in this Section 17.2 shall survive the Closing.

                 TIME OF ESSENCE. Seller and Purchaser hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof.

                 CONSTRUCTION. Headings at the beginning of each article and section are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the





                                     xxxiv
context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule shall have the meaning attributable to such term in the body of this Agreement. In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action shall be taken on the next succeeding Business Day.

                 COUNTERPARTS. To facilitate execution of this Agreement, this Agreement may be executed in as many counterparts as may be required, and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; rather, it shall be sufficient that the signatures of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary to make proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

                 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not effected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                 ENTIRE AGREEMENT. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings with respect thereto provided, however, that this Agreement does not supersede the Confidentiality Agreement or the Inspection Agreement to the extent the terms, provisions and obligations of such agreements are not inconsistent with the terms, provisions and obligations of this Agreement. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.

                 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

                 NO RECORDING. The parties hereto agree that neither this Agreement nor any affidavit concerning it shall be recorded.

         FURTHER ASSURANCES. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, on or after the Closing any further actions, documents, and will obtain such consents, as may be reasonably necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

         INFORMATION AND AUDIT COOPERATION. At Purchaser's request, before and after the Closing and until May 15, 1997 Seller shall provide to Purchaser's designated independent auditor access to books and records for the Property in Seller's possession and all related information regarding the period during which Seller owned and operated the Property which coincides with the period for which Purchaser is required to have the Property audited under the regulations of the Securities and Exchange Commission and Seller shall promptly following receipt of a request from Purchaser, provide to such auditor an audit letter, substantially in the form attached hereto as Exhibit "L".

         TORT CLAIMS. Except as otherwise provided herein, Purchaser hereby agrees to indemnify and hold Seller harmless from and against any tort claim (including reasonable attorneys' fees and expenses) brought against Seller by a third party relating to acts or omissions of Purchaser and its agents, employees or contractors from and after the Closing. Except as otherwise provided herein, Seller hereby agrees to indemnify and hold Purchaser harmless from and against any tort claims brought by a third party (including reasonable attorneys' fees and expenses) brought against Purchaser by a third party, relating to acts or omissions of Seller and its agents, employees or contractors prior to Closing. The foregoing indemnities do not cover any environmental conditions or claims, including without limitation, asbestosis. The indemnification contained in this Section 17.12 shall survive Closing for one year and any claim hereunder must be brought within that period.

         WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement as of the date first above written.

                           PURCHASER:
                           ---------

                           CARRAMERICA REALTY CORPORATION,
                           a Maryland corporation



                           By: /s/ ROBERT S. STUCKEY
                               ----------------------------------------
                               Name:
                                    -----------------------------------
                               Title:
                                     ----------------------------------





                             xxxvi

                           SELLER:
                           ------

                           HMS OFFICE, L.P., a Delaware limited partnership

                           By: Hines Office Company, L.L.C., a Delaware limited liability company, general partner

                                By:     /s/ Tom Owens
                                   ------------------
                                    Name:
                                         ----------------------------------
                                    Title:
                                          ---------------------------------





                                     xxxvii